Articles of Incorporation of
Family Preservation Services, Inc.

The undersigned, pursuant to Chapter 9 of the Title 13.1 of the Code of Virginia, state(s) as follows:

1.	The name of the corporation is:
Family Preservation Services, Inc.

2.	The number of shares the corporation is authorized to issue are:
Twenty Five Thousand (25,000) at $4.00 par value per share.

3. A.	The corporations initial registered office address, including street number, is:
3330 Bourbon Street, Suite 126
Fredericksburg, Virginia 22408.

B.	The registered office is located in:
The county of Spotsylvania.

4. A.	The name of the corporation's initial registered agent, whose business office is identical with the above registered office is: Richard P. Little.

B.	The initial registered agent is an individual who is a resident of Virginia and an initial director of the corporation.

C.	The Department of the Treasury Employer Identification Number assigned to Family Preservation Services, Inc. is 54-1620121

5.	The name and address of the initial director is:
Richard P. Little
1804 Fairview Drive Fredericksburg, Virginia 22407

6.	Incorporator:

/s/ Richard P. Little	Richard P. Little
Signature

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

April 28, 1992

The State Corporation Commission has found the accompanying articles submitted on behalf of

FAMILY PRESERVATION SERVICES, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of
incorporation in the Office of the Clerk of the Commission,
effective April 28, 1992.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and
restrictions imposed by law.

STATE CORPORATION COMMISSION

Commissioner

CORPACPT
CIS20436
92-04-28-0513